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Exhibit 5.1

[WOODBURN AND WEDGE LETTERHEAD]

October 25, 2007

Reef Oil & Gas Partners LLC
Managing General Partner
Reef 2007-2009 Drilling Program Partnerships
1901 N. Central Expressway, Suite 300
Richardson, Texas 75080

  RE:
  Offering of Units of Pre-Formation General and Limited Partner Interests in Reef 2007-2009 Drilling Program

Ladies and Gentlemen:

        We have acted as special Nevada counsel for Reef 2007-2009 Drilling Program, a series of limited partnerships (the "Partnerships") to be formed under the Nevada Uniform Limited Partnership Act, in connection with its filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering (the "Offering") of up to 6,800 Units of pre-formation general partner interests, up to 1,200 Units of pre-formation limited partner interests, and up to 6,800 Units of limited partner interests which are to be issued upon conversion of general partner interests in the Partnerships. Capitalized terms used herein have the meanings ascribed to them in the Registration Statement. You have requested our opinion with respect to certain legal aspects of the Offering.

        In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of

  (i)
  the proposed form of Limited Partnership Agreement for each of the Partnerships, filed as Appendix A to the prospectus forming a part of the Registration Statement (the "Partnership Agreement"),

  (ii)
  the proposed form of Subscription Agreement for each of the Partnerships, filed as Appendix B to the prospectus forming a part of the Registration Statement (the "Subscription Agreement"),

  (iii)
  the Registration Statement, including the prospectus included therein and exhibits and appendices thereto, and

  (iv)
  such other documents and instruments as we have deemed necessary for the purpose of rendering this opinion, and we have examined the originals, or photostatic or certified copies, of such records submitted to us, of certificates submitted to us and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers of Reef Oil & Gas Partners, L.P., which will serve as the managing general partner of each of the Partnerships, and upon documents, records and instruments furnished to us by the managing general partner, without independent verification of their accuracy.

        In rendering the opinion herein provided, we have assumed that each Partnership will be duly formed, that, upon formation, no further amendments or acts in cancellation of the certificate of limited partnership for each Partnership will have occurred, that, upon formation, no events of dissolution of each Partnership will have occurred, that, upon formation, each subscriber will have paid the consideration specified in the subscriber's Subscription Agreement, that, upon formation, no event of withdrawal of any general partner will have occurred, that each Partnership Agreement will be duly executed by Reef Oil & Gas Partners, L.P., as managing general partner and on behalf of the subscribers pursuant to the power of attorney granted to it, and by Michael J. Mauceli, as initial limited partner, that a certificate of limited partnership will be executed and filed for record with the Secretary of State of the State of Nevada for each Partnership, that the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, that a prospectus (or prospectus supplement) will have been prepared and filed with the Commission describing the Units offered thereby, that all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, and that the relevant documents will be duly executed and delivered by all parties thereto.

        Based upon and subject to the foregoing, we are of the opinion that

        (1)   The Additional General Partners' Units, when issued and sold in accordance with the Registration Statement, as amended at the time it becomes effective with the Commission, and on the filing with the Nevada Secretary of State of a certificate of limited partnership for the Partnership to which the respective Units relate, or an appropriate amendment or amendments to the certificate of limited partnership for the Partnership to which the respective Units relate, reflecting (a) the admission of the subscribers for Additional General Partner Units as additional general partners to the Partnership or, thereafter, (b) the conversion of the Additional General Partners to Limited Partners, in accordance with Nevada law, and when issued against payment for the Additional General Partner Units as contemplated by the Prospectus and each Partnership Agreement, will be validly issued, fully paid and nonassessable, except that the Additional General Partners, including Additional General Partners who have been converted to Limited Partners, in a Partnership may be liable for sums necessary to pay that Partnership's obligations or liabilities:

          (a)   which arose before the conversion of the Additional General Partners to Limited Partners and for which the Additional General Partners are liable because of their status as general partners of the Partnership at the time the obligations and liabilities arose; and

          (b)   which exceed the Partnership's assets, insurance proceeds from any source, and the Managing General Partner's indemnification of the Additional General Partners from any liability incurred in connection with the Partnership which is in excess of the Additional General Partners' interest in the Partnership's undistributed net assets and insurance proceeds.

        2.     Except as provided in the Nevada Uniform Limited Partnership Act, the Limited Partners' Units, when issued and sold in accordance with the Registration Statement, as amended at the time it becomes effective with the Commission, will be validly issued, fully paid and non-assessable.

        The opinions expressed above are limited in all respects to the partnership law of the State of Nevada and the federal laws of the United States of America, each as in effect on the date hereof.

        This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Sincerely,
WOODBURN and WEDGE
By:	/s/ SHAWN G. PEARSON Shawn G. Pearson

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  Exhibit 5.1